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                                                                      Exhibit 23


                             ACCOUNTANT'S CONSENT



The Board of Directors
Cameron Financial Corporation

We consent to incorporation by reference in the registration statements (Nos. 333-20563 and 333- 20643) on Form S-8 of Cameron Financial Corporation of our report dated November 10, 2000, relating to the consolidated balance sheets of Cameron Financial Corporation and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000, which report appears in the September 30, 2000 annual report on Form 10-K of Cameron Financial Corporation.

                                                              /s/ KPMG LLP



Kansas City, Missouri
December 26, 2000